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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                        -------------------------------

                 TELULAR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                 FIRST:   That the Board of Directors of said corporation, by
the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                 RESOLVED, that the Directors do hereby adopt and approve the amendment of Article IV of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

                                   ARTICLE IV

                                 CAPITAL STOCK

                 A. The total number of shares of capital stock that the Corporation shall have authority to issue is Eighty-Five million (85,000,000) shares, of which Seventy-Five million (75,000,000) shall be shares of Common Stock with par value of one cent ($.01) each and ten million (10,000,000) shall be shares of Preferred Stock with par value of one cent ($.01) per share.

                 B. Preferred Stock may be used from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock
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         which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

                 C. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

                 SECOND: That at a meeting of stockholders duly called and held on January 28, 1997, the stockholders have approved said amendment.

                 THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
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                 IN WITNESS WHEREOF, said Telular Corporation has caused this certificate to be signed by Kenneth E. Millard, its President, and attested by Frank J.M. ten Brink, its Secretary, this 31st day of January, 1997.

                                                 TELULAR CORPORATION


                                                 By:     /s/ Kenneth E. Millard
                                                         ----------------------
                                                         Kenneth E. Millard
                                                         President



ATTEST:


/s/ Frank J. M. ten Brink
-------------------------
Frank J.M. ten Brink
Secretary